EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent  to the incorporation by reference in this Registration Statement of Community Bank Shares of Indiana, Inc. on Form S-3, of our report dated March 31, 2010 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Community Bank Shares of Indiana, Inc. for the year ended December 31, 2009 and to the reference to us under the heading “Independent Registered Public Accounting Firm and Experts” in the prospectus.

Crowe Horwath LLP
Louisville, Kentucky
July 7, 2010